Exhibit 8.1

Dentons Europe LLP
Gustav Mahlerplein 2 1082 MA Amsterdam
P.O. Box 75510 1070 AM Amsterdam
The Netherlands dentons.com

OPINION LETTER

Addressee:	ATAI Life Sciences B.V.

From:	Dentons Europe LLP

Date:	11 June 2021
Reference:	0279771.0015/3754785

Ladies and Gentlemen,

We have acted as tax counsel as to Dutch law to the Company in connection with the Offering. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us. In rendering the opinion expressed in this opinion letter, we have reviewed and relied upon a draft of the Registration Statement. We have not investigated or verified any factual matter disclosed to us in the course of our review.

We do not express an opinion on matters of law of any jurisdiction other than the tax laws with general applicability of the Netherlands and of the European Union insofar as they have direct force and effect in the

Netherlands, as at today’s date and as presently interpreted under published authoritative case law of the

Dutch courts, the General Court and the Court of Justice of the European Union nor on Dutch or European competition law, data protection law or regulatory law. We do not express any opinion on commercial, accounting or non-legal matters or on the ability of the Company to meet their obligations under the Registration Statement. We assume that there are no facts not disclosed to us which would affect the conclusions in this opinion.

No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to the date of this opinion. We do not purport to opine on the consequences of amendments to the Registration Statement subsequent to the date of this opinion letter.

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In this opinion letter and in the Dutch Tax Summary, legal and tax concepts are expressed in English terms and not in their original Dutch terms. The Dutch legal and tax concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal and tax concepts described by the English terms. The opinion expressed in this opinion letter is to be construed and interpreted in accordance with Dutch tax law. This opinion may only be relied upon under the express condition that any issue of interpretation or liability arising thereunder will be governed by Dutch law and be brought exclusively before the competent court in Amsterdam, the Netherlands.

This opinion letter may not be disclosed to or be relied upon by any other person, company, enterprise or institution other than the Addressee, your legal advisors, and auditors and permitted assignees, in each case for purposes of the Offering only in connection with the Registration Statement.

Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of Dentons Europe LLP.

The professional indemnity insurance policy issued by Beazley Group and others, c/o Marsh Limited, Tower Place. Lower Thames Street London EC3R 5BU, applies to all professional work, advice and services provided by us to you. Our total liability for a particular claim is limited to the amount paid under our professional indemnity insurance for that claim, increased by the amount of the deductible under that insurance.

For the purposes of this opinion letter, we have assumed that:

a)	the Registration Statement has been or will be declared effective by the SEC in the form reviewed by us; and

b)

the place of effective management of the Company is in Germany, and not in the Netherlands, and the Company will be considered a tax resident of Germany for the purpose of the tax treaty concluded between Germany and the Netherlands.

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us, we express the following opinion:

Dutch Tax Summary

The Dutch Tax Summary constitutes our opinion, is true and accurate and provides a fair summary of the matters of Dutch tax law described therein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to Dentons Europe LLP in the Registration Statement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

This opinion is given by Dentons Europe LLP. In this opinion the expressions “we”, “us” and “our” and like expressions should be construed accordingly.

Yours sincerely,

/s/ Dentons Europe LLP

Dentons Europe LLP

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Dentons Europe LLP is a global legal practice providing client services worldwide through its member firms and affiliates.

Dentons Europe LLP is a limited liability partnership offering professional services as lawyers (advocaten), civil law notaries (notarissen) and tax advisors (fiscalisten) seated in Amsterdam and registered with the Trade Registry of the Chamber of Commerce under number 73505323. The Dentons Europe Region Terms of Business, which contain a limitation of liability, are applicable and available on request. Please see dentons.com for Legal Notices.

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“Common Shares”	Common shares in the Company’s capital, with a nominal value of EUR 0.10 each.

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Company”	ATAI Life Sciences B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, its registered office at C/O Mindspace, Krausenstraße 9-10 (10117) Berlin, Federal Republic of Germany, and registered with the trade register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel) under number 80299776 to be converted into ATAI Life Sciences N.V.

“Dutch Tax Summary”	The statements contained in the Registration Statement under the caption “Taxation — Material Dutch Tax Considerations”.

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“Offering”	The offering of common shares in the Company’s capital as contemplated by the Registration Statement.

“Registration Statement”	The Company’s registration statement on Form S-1 filed or to be filed with the United States Securities and Exchange Commission in connection with the Offering on or about the date of this opinion letter in the form reviewed by us.